AMENDMENT NO. 4 TO THE SUBADVISORY
AGREEMENT

      This AMENDMENT NO. 4 TO THE SUBADVISORY
AGREEMENT (the "Amendment") is effective as of October 1,
2013 by and between SUNAMERICA ASSET MANAGEMENT
CORP., a Delaware corporation (the "Adviser"), and
MASSACHUSETTS FINANCIAL SERVICES COMPANY, a
Delaware corporation (the "Subadviser").

WITNESSETH:

      WHEREAS, the Adviser and SUNAMERICA SERIES
TRUST, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended, with respect to the Trust; and

      WHEREAS, the parties wish to amend the Subadvisory
Agreement as set forth below.

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the addition of the Blue Chip Growth
Portfolio and fee reductions to the MFS Massachusetts
Investors Trust Portfolio. Schedule A is also attached hereto.

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Blue Chip Growth Portfolio
0.325% first $50 million
0.225% next $100 million
0.200% next $350 million
0.150% over $500 million


MFS Massachusetts Investors Trust Portfolio
0.375% first $250 million
0.350% next $250 million
0.325% next $1 billion
0.250% over $1.5 billion

Subadviser shall manage the Blue Chip Growth Portfolio and MFS Massachusetts Investors Trust Portfolio assets and shall be compensated as noted above.

2.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.
MASSACHUSETTS FINANCIAL SERVICES
COMPANY


By: ____/s/ Peter A. Harbeck_________________
Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer
By: ____/s/ Robert J. Manning______________
Name:     Robert J. Manning
Title:       Chairman and Chief Executive Officer



SCHEDULE A

Effective October 1, 2013

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


MFS Massachusetts Investors Trust Portfolio
0.375% first $250 million
0.350% next $250 million
0.325% next $1 billion
0.250% over $1.5 billion


MFS Total Return Portfolio
0.375% first $500 million
0.350% next $250 million
0.320% next $250 million
0.300% over $1 billion


Telecom Utility Portfolio
0.375% first $250 million
0.325% next $500 million
0.300%  next $750 million
0.250% over $1.5 billion


Blue Chip Growth Portfolio
0.325% first $50 million
0.225% next $100 million
0.200% next $350 million
0.150% over $500 million



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\Agreements\Subadviser Agreements\MFS\MFS Amendment
No. 4 to Subadvisory Agreement (10-01-13).doc